Exhibit 99.1

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	July 3,	October 2,	January 1,	April 2,	April 2,
	2021	2021	2022	2022	2022
Reported net income	$24,038	$(1,352)	$546	$31,478	$54,710

Preferred stock dividends	-	510	5,751	5,750	12,011
Reported net income available to common stockholders	$24,038	$(1,862)	$(5,205)	$25,728	$42,699

Reported net income available to common stockholders per common share:
Basic	$0.96	$(0.07)	$(0.18)	$0.90	$1.58
Diluted	$0.95	$(0.07)	$(0.18)	$0.89	$1.56

Weighted average common shares:
Basic	25,021,063	25,500,393	28,618,495	28,645,468	26,946,355
Diluted	25,392,047	25,500,393	28,618,495	28,971,766	27,311,029

	Three Months Ended				Twelve Months Ended
	July 3,	October 2,	January 1,	April 2,	April 2,
	2021	2021	2022	2022	2022
Reconciliation of Reported Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders:
Reported net income	$24,038	$(1,352)	$546	$31,478	$54,710
Inventory step-up	-	-	6,977	6,826	13,803
Transaction and related costs	-	16,903	22,217	1,024	40,144
Transition services	-	-	3,325	4,678	8,003
Restructuring and consolidation	557	1,987	-	-	2,544
Foreign exchange translation loss/(gain)	13	79	1	33	126
M&A related amortization	2,081	2,054	11,464	16,357	31,956
Stock compensation expense	7,182	16,773	4,544	4,395	32,894
Amortization of deferred finance fees	106	106	773	1,330	2,315
Tax impact of adjustments	(2,953)	(6,092)	(9,296)	(4,389)	(22,730)
Adjusted net income	$31,024	$30,458	$40,551	$61,732	$163,765

Preferred stock dividends	-	510	5,751	5,750	12,011
Adjusted net income available to common stockholders	$31,024	$29,948	$34,800	$55,982	$151,754

Adjusted net income available to common stockholders per common share:
Basic	$1.24	$1.17	$1.22	$1.95	$5.63
Diluted	$1.22	$1.16	$1.20	$1.93	$5.56

Weighted average common shares:
Basic	25,021,063	25,500,393	28,618,495	28,645,468	26,946,355
Diluted	25,392,047	25,869,028	29,011,478	28,971,766	27,311,029

	Three Months Ended				Twelve Months Ended
	June 27,	September 26,	December 26,	April 3,	April 3,
	2020	2020	2020	2021	2021
Reported net income	$23,265	$17,932	$22,690	$26,256	$90,143

Preferred stock dividends	-	-	-	-	-
Reported net income available to common stockholders	$23,265	$17,932	$22,690	$26,256	$90,143

Reported net income available to common stockholders per common share:
Basic	$0.94	$0.72	$0.91	$1.05	$3.63
Diluted	$0.93	$0.72	$0.90	$1.04	$3.58

Weighted average common shares:
Basic	24,763,903	24,823,658	24,861,792	24,948,546	24,851,344
Diluted	25,039,289	25,059,667	25,168,356	25,331,476	25,149,405

	Three Months Ended				Twelve Months Ended
	June 27,	September 26,	December 26,	April 3,	April 3,
	2020	2020	2020	2021	2021
Reconciliation of Reported Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders:
Reported net income	$23,265	$17,932	$22,690	$26,256	$90,143
Restructuring and consolidation	1,119	3,514	1,341	1,273	7,247
Cyber event	-	-	-	1,507	1,507
Foreign exchange translation loss/(gain)	77	145	224	(206)	240
M&A related amortization	2,069	2,077	2,075	2,076	8,297
Stock compensation expense	3,979	7,959	3,135	3,009	18,082
Amortization of deferred finance fees	141	118	106	107	472
Tax impact of adjustments	(1,389)	(2,955)	(1,870)	(1,757)	(7,971)
Adjusted net income	$29,261	$28,790	$27,701	$32,265	$118,017

Preferred stock dividends	-	-	-	-	-
Adjusted net income available to common stockholders	$29,261	$28,790	$27,701	$32,265	$118,017

Adjusted net income available to common stockholders per common share:
Basic	$1.18	$1.16	$1.11	$1.29	$4.75
Diluted	$1.17	$1.15	$1.10	$1.27	$4.69

Weighted average common shares:
Basic	24,763,903	24,823,658	24,861,792	24,948,546	24,851,344
Diluted	25,039,289	25,059,667	25,168,356	25,331,476	25,149,405